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          ECO SOIL ANNOUNCES $4.5 MILLION CONVERTIBLE DEBENTURE FINANCING


RANCHO BERNARDO, Calif.--(BUSINESS WIRE)--Jan. 26, 2000--Eco Soil Systems, Inc. (NASDAQ:ESSI - news) announced today it has completed a $4.5 million private placement of convertible debentures and warrants to four institutional investors.

The debentures are due in January 2001 and bear interest at a rate of 7 per cent per annum payable quarterly beginning March 31, 2000, in cash or common stock. The debentures are convertible into common stock at a varible price determined at the time of conversion, but in no case will the conversion price be higher than $3.00 or lower than $1.89. The Company may redeem the debentures for cash at any time upon notice to the holders.

The investors received warrants to purchase an aggregate of 356,436 shares of the company's common stock. The warrants are exercisable until January 24, 2005. The warrants have an initial exercise price of $4.49 per share.

The company has agreed to file a registration statement with the Securities and Exchange Commission relating to the resale of the common stock issuable upon the conversion of the debentures and upon the exercise of the warrants.

Eco Soil intends to use the proceeds of this financing for working capital purposes.

Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop maintenance problems in the golf and agricultural industries.

Their proprietary products evolve from the BioJect-Registered Trademark-. These products, along with standard turf maintenance products, are sold to nearly 40% of America's golf courses through Eco Soil's Turf Partners subsidiary, and are sold to the agricultural market, along with irrigation products, through its Agricultural Supply subsidiary.

Eco Soil's Internet site address is http://www.ecosoil.com.

The statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the company, including those listed under the caption "factors that may affect future performance" in the company's Annual Report on Form 10-K filed April 13, 1999.